Calculation of Filing Fee Tables
S-3
STARWOOD PROPERTY TRUST, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.01	Other	20,125,000	$ 20.64	$ 415,380,000.00	0.0001476	$ 61,310.09
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 415,380,000.00		$ 61,310.09
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 61,310.09
Offering Note
[1]	Note 1.a: Assumes the exercise in full of the underwriters' option to purchase 2,625,000 shares of common stock. Note 1.b: Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(r) of the Securities Act of 1933, as amended, based on the average of the high and low prices for the shares of common stock as reported by the New York Stock Exchange on September 3, 2024.